Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Serendipity Capital Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 of our report dated March 22, 2021, (except for the discussions regarding accounting for warrants in Note 7, for which the date is May 7, 2021) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Serendipity Capital Acquisition Corp. as of March 5, 2021 and for the period from February 26, 2021 (inception) through March 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

May 7, 2021